Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of TerraForm Power, Inc. of our report dated August 13, 2015, relating to the consolidated financial statements of California Ridge Class B Holdings LLC and Subsidiaries for the year ended December 31, 2014 appearing in the Current Report on Form 8-K of TerraForm Power, Inc. dated September 4, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 4, 2015